EXHIBIT 28(a)





                         PRESS RELEASE

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 15, 1994
CONTACT PERSON:	    				STACY DUCKETT, DIRECTOR
            								    CORPORATE COMMUNICATIONS
            								    (501) 688-8229


             TCBY LAUNCHES OPERATIONS IN MIDDLE EAST



LITTLE ROCK, AR - MARCH 15, 1994 - TCBY's aggressive plans for expansion into the Middle East have been launched with the opening of three new franchised stores in Cairo, Bahrain, and Qatar, according to Hartsell Wingfield, president of TCBY International.

An additional 52 retail outlets are planned to open by 1998 in Bahrain, Egypt, Kuwait, Qatar, Saudi Arabia, and the United Arab
Emirates (U.A.E.) through five major franchisees with TCBY
Systems, Inc. The company is also investigating possible opportunities in Turkey and Israel.

Wingfield, who expects to have 20 franchised stores operating in the Middle East by the end of 1994, reports that "initial sales of frozen yogurt in the region have exceeded all expectations."

Calling the Middle East "a tremendous growth area for us," the Little Rock, Arkansas-based executive says TCBY plans "to be a major force in the frozen dessert market there. We have been able to identify significant partners who can effectively develop the region with the timely signing of franchisees in each country."

The five master franchisees, who are forming a cooperative to develop the region, include:

*The Onyx Co., which opened the Middle East's first TCBY store in August, 1993 in Bahrain. The Company plans a second opening in March, 1994.

*MES, which opened a Cairo, Egypt outlet last October, opens two additional units in the spring of 1994 and 15 more over the next four years. MES also will distribute TCBY products through major retail grocery chains and kiosks in hotels in Egypt.

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*SHARACO (Saudi Resorts and Hotels Areas Co.), will launch 21 stores and multiple kiosks by 1998, beginning with three store openings this spring in Riyadh and Jeddah, Saudi Arabia.

*Sterling Catering Services, which controls 50% of every retail food dollar spent in Qatar, last October opened the first of three TCBY locations in that country and will develop eight units in the U.A.E. A Sterling spokesman called the TCBY opening "the most successful of any franchise we own."

*MAPCO (Marketing Projects For Trade and Contracting), a major retail distribution company based in Kuwait City, has agreed to open three TCBY outlets in Kuwait and will distribute TCBY retail products in that country.

With more than 2,500 franchised and company-owned locations in 22 countries and all 50 states, TCBY is the world's largest franchisor, licensor and operator of frozen yogurt stores.

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